Exhibit 107

CALCULATION OF FILING FEE TABLE

Registration Statement Form S-3

(Form Type)

BioXcel Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.001 par value per share	Other	5,100,000	0.422	$2,152,200	0.00015310	$329.51
	Total Offering Amounts					$2,152,200		$329.51
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$329.51

(1)	Consists of shares of our common stock issuable to the selling stockholders upon exercise of warrants to purchase common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on January 8, 2025, which date is a date within five business days prior to the filing of this registration statement.